APPENDIX A

Distribution Plan Payments

Fund	Classes	Rule 12b-1 Fee (1)
Auxier Focus Fund	Institutional	N/A
	Investor	N/A
	A	0.25%
Beck Mack + Oliver Partners Fund		N/A
DF Dent Midcap Growth Fund	Investor	N/A
	Institutional	N/A
	Institutional Plus	N/A
DF Dent Premier Growth Fund		N/A
DF Dent Small Cap Growth Fund	Investor	N/A
	Institutional	N/A
	Institutional Plus	N/A
Lisanti Small Cap Growth Fund		N/A
MAI Managed Volatility Fund	Institutional	N/A
	Investor	0.25%
Monongahela All Cap Value Fund		N/A
Payson Total Return Fund		N/A
Polaris Global Value Fund		N/A

(1)	Indicates the current fees payable under the Distribution Plan adopted with respect to a Fund or Class. Not applicable (N/A) indicates that the Fund or Class has not adopted a Distribution Plan.

Note: All percentages are based on average daily net assets.

Last amended: December 16, 2024